Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TigerLogic Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-189897, 333-182342, 333-175070, 333-167689, 333-151890, 333-157660, 333-145847, 333-140919, 333-75202, 333-50996, 333-33672, 333-64027, 333-38449, 33-81008, 33-65538, 33-46166, and 33-32677) on Form S-8 of TigerLogic Corporation of our report dated June 27, 2014, with respect to the consolidated balance sheets of TigerLogic Corporation and subsidiaries as of March 31, 2014 and 2013, and the related consolidated statements of comprehensive income (loss), cash flows, and stockholders’ equity for each of the years in the three-year period ended March 31, 2014, which report appears in the March 31, 2014 Annual Report on Form 10-K of TigerLogic Corporation.

/s/ KPMG LLP
Santa Clara, California
June 27, 2014